Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509

NEWS
RELEASE
FOR IMMEDIATE RELEASE
NGAS RESOURCES ANNOUNCES EXCHANGE AGREEMENTS
FOR 6% CONVERTIBLE NOTES
Lexington, Kentucky, January 12, 2010 — NGAS Resources, Inc. (NASDAQ: NGAS) announced today that it has entered into privately negotiated exchange agreements with the holders of its 6% Convertible Notes due December 15, 2010 in the aggregate principal amount of $37 million (the “Existing Notes”). The holders have agreed to exchange the Existing Notes for $28.7 million principal amount of 6% amortizing convertible notes due May 1, 2012 (the “New Notes”), together with approximately $2.7 million in cash, 3.0 million common shares and five-year warrants to purchase 1.3 million common shares.
William S. Daugherty, CEO of NGAS Resources commented, “We are very pleased to have reached these agreements with our note holders. In addition to reducing the face amount of our convertible debt and extending its maturity, the exchange creates the potential for gradually replacing the debt with equity at a premium to the current stock price.” Mr. Daugherty added, “This is an important step, along with last year’s gathering system monetization and equity raise, to further strengthen our balance sheet and create a more appropriate capital structure to support the company’s future growth.”
The general terms of the exchange include:
▪	Amortization of the New Notes in equal monthly installments from June 1, 2010 through maturity, payable at the company’s election in cash or common shares;

▪	Conversion price of $2.18 on the New Notes; and

▪	Exercise price of $2.37 on the warrants.
The exchange transactions are scheduled for settlement by January 15, 2010, subject to the customary closing conditions. The material terms of the exchange agreements will be described in more detail in the company’s current report on Form 8-K to be filed later today with the Securities and Exchange Commission. This press release is not an offer to sell or the solicitation of an offer to buy any securities.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian Basin. Additional information, including the company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects, including the satisfaction of closing conditions under the exchange agreements, the timing of closing and the principal amount of New Notes to be repaid in equity. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.
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Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
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